UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2025

NextCure, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-38905 (Commission File Number)	47-5231247 (IRS Employer Identification No.)

9000 Virginia Manor Road, Suite 200 Beltsville, Maryland	20705
(Address of principal	(Zip Code)
executive offices)

Registrant's telephone number, including area code: (240) 399-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NXTC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events

On July 10, 2025, NextCure, Inc., a Delaware corporation (the “Company”), announced that its board of directors approved a one-for-twelve (1:12) reverse stock split of its common stock (the “Reverse Stock Split”).

The Reverse Stock Split is expected to become effective on July 14, 2025 (the “Effective Time”), with shares to begin trading on a split-adjusted basis at market open. In connection with the Reverse Stock Split, every 12 shares of the Company’s common stock issued and outstanding as of the Effective Time will be automatically converted into one share of the Company’s common stock. No fractional shares will be issued in connection with the Reverse Stock Split. The Company’s stockholders will be entitled to receive the cash value equal to the fraction to which the stockholder would otherwise be entitled, multiplied by the closing price of the common stock, as reported by Nasdaq, on the last trading day prior to the effective date of the Reverse Stock Split.

As a result of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of the Company’s common stock underlying the Company’s outstanding equity awards and the number of shares issuable under the Company’s equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November
Dated: July 10, 2025	NEXTCURE, INC.

	By:	/s/ Steven P. Cobourn
	Name:	Steven P. Cobourn
	Title:	Chief Financial Officer